Exhibit 10.21

i3 VERTICALS, LLC
AMENDED & RESTATED EQUITY INCENTIVE PLAN
Effective November 29, 2016

1.	Establishment and Purpose
i3 Verticals, LLC, a Delaware limited liability company (the “Company”), hereby establishes the i3 Verticals, LLC Equity Incentive Plan (the “Plan”). The purpose of the Plan is to promote the profitability and growth of the Company by providing equity-based incentives to encourage certain key management and other service providers to the Company to contribute to the Company’s growth and financial success. The Company has reserved a pool of Class P Units through the Plan to be awarded from time to time by the compensation committee of the Company’s board of directors. The Company also contemplates that, in certain circumstances, Class P Units may be issued directly by the Company to individuals who are not described as eligible to receive awards under this Plan.

2.	Definitions
Any terms used herein shall have the meanings set forth below or, if not defined herein, as defined in the LLC Agreement, except where the context otherwise indicates:
(a)    “Award” means an award of a Class P Unit in the Company.
(b)    “Class P Unit” means a Class P Unit in the Company representing a profits interest in the Company as more fully described in Section 3.10 of the LLC Agreement.
(c)    “Class P Unit Agreement” means a written document memorializing the Award granted to the Participant pursuant to the Plan.
(d)    “Committee” means the “compensation committee” that is appointed by the Board to administer the Plan.
(e)    “LLC Agreement” means the Third Amended and Restated Limited Liability Agreement of i3 Verticals, LLC, effective January 15, 2014, and as amended from time to time.
(f)    “Management Pool” means the maximum number of Awards set forth in Section 4(a), which number shall not include grants of Class P Units to (1) the Company’s Chief Executive Officer, (2) members of the Company’s Board of Directors, or (3) owners of companies acquired by the Company, in connection with such acquisitions.
(g)    “Participant” means an individual granted an Award under the Plan.

3.	Administration
(a)    Administration of the Plan. The Plan shall be administered by the Committee, which shall have all authorities specified in the Plan and a Class P Unit Agreement, including but not limited to the following authorities:

(i)
Plan Participation. The Committee shall have absolute discretion to grant Awards under the Plan and prescribe the form of Class P Unit Agreements evidencing such Awards. The Committee in its discretion may grant Awards to employees, consultants and directors of the Company or an Affiliate of the Company. The Committee may also grant Awards to prospective employees, consultants or directors in connection with hiring, retention or otherwise, provided that vesting of Class P Units may not occur until the Award recipient has commenced providing services to the Company or an Affiliate. An individual who receives an Award under the Plan will be designated a Participant.

(ii)
Terms of Awards. The Committee is authorized to: (A) determine the eligible persons to whom, and the time or times at which, Awards shall be granted; (B) determine the number of Class P Units to be covered by each Award; (C) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, including, but not limited to, those relating to the vesting of Awards, if any; and (D) modify or amend outstanding Awards.

(iii)
Plan and Award Interpretation. The Committee shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Class P Unit Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee shall deem it desirable to carry it into effect.

(b)    Non-Uniform Determinations. The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Class P Unit Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
(c)    Limited Liability. To the maximum extent permitted by law, the Committee (or any Committee member) shall not be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.
(d)    Indemnification. To the maximum extent permitted by law and under the LLC Agreement, the Committee (and any member of the Board) shall be indemnified by the Company in respect of all their activities under the Plan.

(e)    Effect of Committee’s Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned.

4.	Awards
(a)    Reservation of Units. The maximum aggregate number of Class P Units that may be issued pursuant to the Plan is 3,283,808 (the “Management Pool”). This number of Class P Units shall automatically increase at the time that the Company engages in a capital transaction that increases the number of outstanding Units. The Committee will calculate the increase as (i) a number of Class P Units that, when added to the then maximum aggregate number of Class P Units that may be issued pursuant to the Plan, is equal to 12.5% the total number of shares of Units outstanding (as further defined below), on an as converted and fully diluted basis, immediately following such capital transaction, or (ii) such lesser number as determined by the Committee. In no event shall such annual increase exceed 2,500,000 Units. For purposes of this Section, in order to determine the increased Management Pool size, the Company shall take the total number of Units that are issued and outstanding, plus all securities or debt convertible into Units, plus all warrants and any other securities, minus all existing Class P Units that have been granted and remain outstanding under the Management Pool, and divide such number by 0.875. The product shall then be multiplied by 12.5%. This final number shall then be approved by the Committee as the automatic increase to the Class P Units subject to the Plan. The Committee shall also take appropriate action to reflect this increase on the books and records of the Company under Section 3.2 of the LLC Agreement.
(b)    Adjustments for Recapitalization, Etc. The number of Class P Units reserved in Section 4(a) for issuance under the Plan shall be adjusted by the Committee by way of increase or decrease, as the Committee deems appropriate, in the event of a recapitalization, split, consolidation or similar transaction involving the equity of the Company.
(c)    Determination of Units Awarded Under Plan. An Award of Class P Units to a Participant will count against the number of Units reserved in Section 4(a) hereunder, except in the following circumstances: (i) Class P Units awarded to individuals who are founders of the Company or who provide their services as members of the Board; (ii) Class P Units awarded under the terms of a definitive acquisition agreement entered into by the Company or an Affiliate; or (iii) an issuance of Class P Units under the terms of the LLC Agreement that is not intended to reduce the number of Class P Units reserved hereunder. Certain Class P Units that are issued prior to the date of adoption of the Plan shall be counted against the number of Units reserved in Section 4(a), as indicated on Schedule A attached hereto.
(d)    Reissuance of Units. Class P Units that are forfeited for any reason or repurchased by the Company under the terms of a Class P Unit Agreement will again be available for issuance under an Award.
(e)    Terms of LLC Agreement. Awards are subject to a Participation Threshold, as defined in the LLC Agreement, which shall be stated in the Class P Unit Agreement, and to the further terms and conditions provided in the Plan and the Class P Unit Agreement, By accepting an Award under the Plan, a Participant is deemed to have consented to the applicable terms of the LLC Agreement.
(f)    Tax Election. Unless stated otherwise in Class P Unit Agreement, Participants shall be directed to make an effective protective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder within 30 days of the grant of an Award. A form of the 83(b) form of election may be provided by the Company.

5.	Termination, Amendment and Modification of the Plan.
The Plan will continue indefinitely until terminated by the Committee or the Board. The Committee may terminate, amend or modify the Plan or any portion thereof at any time, provided that an amendment that diminishes the rights of a Participant will not be effective with respect to such Participant until executed in writing by the Participant.

6.	Miscellaneous
(a)    Non-Guarantee of Employment or Service. Nothing in the Plan or a Class P Unit Agreement shall confer any right on a Participant to continue in the service of the Company or any of its Affiliates or shall interfere in any way with the right of the Company or any such Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested portion of any Award; or (iii) any other adverse effect on a Service Provider’s interests under the Plan.
(b)    Compliance with Securities Laws. If at any time the Committee determines that the delivery of a Class P Unit under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign securities laws, the right to receive Class P Units or a payment pursuant to an Award shall be suspended until the Committee determines that such delivery or payment is lawful. The Company shall have no obligation to effect any registration or qualification of the Class P Units under federal, state or foreign laws.
(c)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right set forth for a person holding Class P Units in the LLC Agreement.
(d)    Governing Law. The validity, construction and effect of the Plan, a Class P Unit Agreement entered into pursuant to the Plan, and any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such Class P Unit Agreement, and the rights any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Tennessee, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
(e)    Inconsistencies. This Plan, the Class P Unit Agreements and the LLC Agreement are intended to be complementary and shall be interpreted in a manner that construes such instruments as consistent with each other. However, in the event of any inconsistencies between the Plan, a Class P Unit Agreement and the LLC Agreement, the LLC Agreement shall in all cases govern.
(f)    No Transfers. No Participant shall transfer any Class P Unit, in whole or in part, or any of its rights under this Plan, except for transfers that are permitted in the LLC Agreement.
(g)    Further Assurances. The Committee shall take such further actions as are reasonably deemed by it to be necessary or desirable in order to effectively carry out the intent and purpose of this Plan and the transactions and agreements contemplated hereby.
(h)    Non-Waiver; Separability of Provisions. Each provision of this Plan shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Plan which are valid.
(i)    Successors and Assigns. Subject to the restrictions on transfer of Class P Units set forth herein, this Plan shall be binding upon and shall inure to the benefit of the Company and the Participants and their respective successors and permitted assigns.
(j)    Rights under the LLC Agreement. Notwithstanding anything herein or in the LLC Agreement to the contrary, Participants shall not be entitled to any information rights (including financials) or access to books and records accorded to the Members of the Company, in each case, with respect to the Company, except to the extent required by law.
IN WITNESS WHEREOF, the undersigned has executed this instrument on this the 29th day of November, 2016.

i3 VERTICALS, LLC

/s/ Greg S. Daily
Greg S. Daily, Chief Executive Officer

Schedule A

[On file with the Company]